UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September  17, 2012

Barclay Road, Inc.
(Exact Name of Registrant as Specified in its Charter)

WYOMING	000-52332	20-5571215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 ½ Sevier Court, Barbourville, Kentucky 40906

 (Address of principal executive office, including zip code)

404-229-6408
(Registrant’s telephone number, including area code)

 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On September 17, 2012, Barclay Road, Inc. (the “Company”, “we” or “us”) received delivery of a fully-executed Subcontract Agreement, dated as of August 2, 2012 (the “Agreement”), by and between Odebrecht – CFE Joint Venture (the “Contractor”) and the Company. The Agreement is entered into pursuant to a prime contract between Broward County, Florida, and the Contractor for the construction and completion of the site preparation and NAVAIDS Infrastructure at the Fort Lauderdale-Hollywood International Airport in Broward County (“FLL Airport”).

Under the Agreement, the Company has contracted to haul 1,800,000 tons of fill rock from one or more designated quarries in Medley or Pompano Beach, Florida, to FLL Airport, for a total contract price of $7,740,000. If requested by the Contractor, we have agreed to backhaul material and perform miscellaneous hauling at separate negotiated rates per load or hour.  In lieu of a performance bond, the Agreement provides for retainage from each payment made to us by the Contractor, up to a maximum retainage of $200,000.

A minimum of 30 trucks is required for our performance of the Agreement over an estimated term of ten months. We have commenced operations under the Agreement utilizing eight leased trucks.

Under the Agreement, we will operate as a truckload contract carrier for the term of the Agreement. We may also in the future negotiate to ship other commodities or freight for other customers over various distances on a regional basis.  As a contract carrier, our hauling operations rates are specified under the Agreement, but could be negotiated with other shippers, where they would be dependent upon competition, place of origin and destination, and the type of commodity being hauled.

We have initially contracted for and leased eight trucks for our operations, and we will be required to obtain additional trucks to perform our trucking services under the Agreement. We are seeking equipment financing and intend to own and operate these additional trucks when purchased.

The Company intends to expand its reach of operations beyond the scope of the Agreement.  The Company intends to bid for current, upcoming and future work in the region.  When possible, the Company intends to expand its equipment inventory through structured equipment lease agreements to allow the Company to take advantage of growth opportunities without incurring the costs of acquiring equipment.

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Our Officers and Our Board of Directors

On September 17, 2012, Eduardo Valero Erana resigned as a director, and on September 26, 2012 the Board of Directors (the sole remaining member of which was Mr. Walter Powell) appointed Mr. Claude Wilkerson Renfro as a director to fill a vacancy on the Board and as Secretary of the Company.

Claude Wilkerson Renfro, Secretary and Director
Claude Wilkerson Renfro, age 47, is a 1986 graduate of Transylvania University, Lexington, Kentucky.  For the last 25 years Mr. Renfro has been involved in the coal mining and construction industries in the southeastern United States.  He has served in the capacity of owner / operator of numerous coal related mining and development ventures.  In 1992, Mr. Renfro served as the construction manager on a $21 million disaster remediation contract in Homestead, Florida as a result of Hurricane Andrew.  Mr. Renfro currently serves as President of Renfro Processing, a 36 year old family business involved primarily in commercial real estate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 27, 2012	Barclay Road, Inc.

	By:	/s/Walter Powell
Walter Powell
Chief Executive Officer